AMENDMENT
TO EMPLOYMENT AGREEMENT

THIS AMENDMENT is made effective as of May 7, 2007 (the “Amendment Effective Date”), by and among Omega Healthcare Investors, Inc., a Maryland corporation (the “Company”) and Daniel Booth (the “Executive”).

RECITALS:

The Company and the Executive are parties to an employment agreement effective as of September 1, 2004 (the “Employment Agreement”); and

The parties wish to amend the Employment Agreement to extend the term of the Employment Agreement, update the base salary payable to the Executive, and remove the gross-up feature for payments made to the Executive that result in an excise tax in connection with a change in control.

In consideration of the mutual promises herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree to amend the Employment Agreement, effective as of the date first set forth above, as follows:

1.  By deleting the first sentence of Section 2(a) and substituting therefor the following:

“The Company shall pay the Executive base salary of $326,500 per annum, which base salary will be subject to review effective as of January 1, 2008, and at least annually thereafter by the Company for possible increases.

2.  By deleting the first sentence of Section 2(b) and substituting therefor the following:

“The Executive shall be eligible for an annual bonus of up to 50% of the Executive’s annual base salary (“Bonus”), which Bonus, if any, shall be payable (i) promptly following the availability to the Company of the required data to calculate the Bonus for the year for which the Bonus is earned (which data may in the Company’s discretion include audited financial statements), and (ii) by no later than March 15 of the year following the year for which the Bonus is earned.”

3.  By deleting the year “2007” where it appears in Section 2(b) and substituting therefor the year “2010.”

4.  By deleting in its entirety Section 2(e) and substituting therefor the following:

“(e) Paid Time Off. The Executive shall be entitled to paid time off in accordance with the terms of Company policy in effect at the Amendment Effective Date.”

5.  By deleting in its entirety Section 3(a) and substituting therefor the following:

“(a) Term. The term of this Agreement shall begin as of the Amendment Effective Date. It shall continue through December 31, 2010, unless sooner terminated pursuant to Section 3(b) hereof (the ‘Term’).”

6.  By deleting the last three sentences of Section 3(c)(i) and replacing therefor the following:

“Such amount shall be paid in substantially equal annual installments not less frequently than twice per month over a twelve (12) month period; provided, however, if the Executive is a "specified employee" within the meaning of Section 409A of the Internal Revenue Code, as amended (the “Code”), at the date of his termination of employment then, to the extent required to avoid a tax under Code Section 409A, payments which would otherwise have been made during the first six (6) months after termination of employment shall be withheld and paid to the Executive during the seventh month following the date of his termination of employment. Notwithstanding the foregoing, if the total payments to be paid to the Executive hereunder, along with any other payments to the Executive, would result in the Executive being subject to the excise tax imposed by Code Section 4999, the Company shall reduce the aggregate payments to the largest amount which can be paid to the Executive without triggering the excise tax, but only if and to the extent that such reduction would result in the Executive retaining larger aggregate after-tax payments. The determination of the excise tax and the aggregate after-tax payments to be received by the Executive will be made by the Company. If payments are to be reduced, the payments made latest in time will be reduced first.”

7.  By deleting the first sentence of Section 5(a) and substituting therefor the following:

“The Executive agrees that during the Applicable Period, the Executive will not (except on behalf of or with the prior written consent of the Company, which consent may be withheld in Company’s sole discretion), within the Area either directly or indirectly, on his own behalf, or in the service of or on behalf of others, provide managerial services or management consulting services substantially similar to those Executive provides for the Company to any Competing Business.”

8.  By deleting in its entirety Section 5(b) and substituting therefor the following:

“(b) The Executive agrees that during the Applicable Period, he will not, either directly or indirectly, on his own behalf or in the service of or on behalf of others solicit any individual or entity which is an actual or, to his knowledge, actively sought prospective client of the Company or any of its Affiliates (determined as of date of termination of employment) with whom he had material contact while he was an Executive of the Company, for the purpose of offering services substantially similar to those offered by the Company.”

9.  By deleting the first sentence of Section 5(c) and substituting therefor the following:

“The Executive agrees that during the Applicable Period, he will not, either directly or indirectly, on his own behalf or in the service of or on behalf of others, solicit for employment with a Competing Business any person who is a management level employee of the Company or an Affiliate with whom Executive had contact during the last year of Executive’s employment with the Company.”

10.  By deleting the year “2007” where it appears in Section 5(f) and substituting therefor the year “2010.”

11.  By deleting in its entirety Section 9(c) and substituting therefor the following:

“(c) ‘Area’ means Alabama, Arizona, Arkansas, California, Colorado, Connecticut, Florida, Georgia, Idaho, Illinois, Indiana, Iowa, Kentucky, Louisiana, Massachusetts, Missouri, New Hampshire, North Carolina, Ohio, Pennsylvania, Rhode Island, Tennessee, Texas, Utah, Vermont, Washington, and West Virginia.”

In all remaining respects, the terms of the Employment Agreement shall remain in full force and effect as prior to this Amendment.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed as of the day and year first above written.

OMEGA HEALTHCARE INVESTORS, INC.:

By: _______________________________________

Print Name: ________________________________

Title: _____________________________________

DANIEL BOOTH:

__________________________________________